Exhibit 11.1

                            ORBIT SEMICONDUCTOR, INC.

                         COMPUTATION OF INCOME PER SHARE

                    (In thousands, except per share amounts)


                                                               Three Months Ended           Six Months Ended
                                                               ------------------           ----------------
                                                                     June 30,                    June 30,
                                                                 1996          1995           1996         1995
                                                                 ----          ----           ----         ----

Net income                                                      $1,568        $1,784         $2,174       $3,564
                                                                ======        ======         ======       ======

Weighted average common shares outstanding                       7,434        7,022           7,400       6,909

Common share equivalents related to stock options and
   warrants                                                      1,142        1,232           1,043       1,279

Common stock issuable upon  conversion of Orbit Israel
  preferred  shares (using the initial public offering price of $7.50) and Orbit Israel ordinary shares, included
  pursuant to Securities and Exchange Commission rules             562          562             562         562
                                                                   ---          ---             ---         ---

Weighted average common and common equivalent shares
                                                                 9,138        8,816           9,005       8,750
                                                                 =====        =====           =====       =====
Net income per share                                             $0.17        $0.20           $0.24       $0.41
                                                                 =====        =====           =====       =====
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